Exhibit 99

MEREDITH CORP.
FISCAL 2016 SECOND QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell

Good morning and thanks everyone for joining us. Our call this morning will begin with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to questions. Also on the line this morning are Local Media Group President Paul Karpowicz and National Media Group President Tom Harty.

A transcript of today’s discussion will be available later today on our investor website. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier this morning, and in some of our SEC filings. With that, Steve will begin the presentation.

Steve Lacy:

Thank you very much, Mike, and good morning everyone. I hope you have seen both of our news releases issued earlier today.

We’ll spend the majority of our time this morning discussing our strong fiscal 2016 second quarter earnings results, and our improved outlook for the third quarter and the full fiscal year. However, I want to recap our announcement earlier today to terminate our merger agreement with Media General.

In exchange for terminating the merger agreement, Meredith received:

•	$60 million in cash, which is in our bank account; and

•	An opportunity to negotiate for the purchase of certain broadcast and digital assets currently owned by Media General.

While we still believe in the strategic and financial benefits a merger with Media General would have created, we are pleased with the financial benefits of the termination agreement and are also very confident and energized by the opportunities ahead for Meredith. We are fully committed to driving strong Total Shareholder Return for our investors as we move forward.

The key elements of our TSR strategy include (1) our ongoing and increasing dividend with a very attractive yield; (2) opportunistically repurchasing our shares; and (3) seeking accretive acquisitions to grow our already very strong cash flow over time.

Under the terms of our merger agreement with Media General, we were restricted from both raising our dividend and repurchasing shares. We will revisit both strategies in the very near future. Additionally, we will continue to execute our acquisition initiatives, where we have recently added four local television stations; two national multiplatform media brands; and several profitable digital properties.

Meredith’s balanced and diversified business portfolio positions us very well in key growth areas from broadcasting to digital to multiplatform content creation:

•	We operate a highly successful television station group most importantly in large and growing markets, and are poised to capitalize on the upcoming political cycle.

•	Our digital business is posting double-digit growth and possesses a wide range of monetization opportunities.

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And our diversified national media group includes brands with large followings serving over 100 million unduplicated consumers monthly; a growing high-margin brand licensing operation; and, of course, a prominent marketing services agency.

Combine these key elements with the aggressive TSR strategy I just outlined, and we are very bullish on the outlook for Meredith going forward.

Now let’s turn our attention to the very positive quarter we just reported. We were quite pleased to report strong advertising performance for both our National and Local media groups in the second quarter of fiscal 2016. Additionally, digital advertising revenues set records Companywide.

Looking at fiscal 2016 second quarter performance in more detail:

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Earnings per share were $0.80 compared to $1.00 in the prior-year period, both excluding special items. As a reminder, our results reflect the absence of about $0.39 per share of political advertising revenues - as expected in an off-election year.

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We grew operating profit in our National Media Group by nearly 30 percent on 10 percent higher revenues. Our performance was led by over 15 percent growth in ad revenue, including the additions of the Shape and Martha Stewart media properties, along with higher brand licensing related revenues.

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Non-political advertising revenue in our Local Media Group grew nearly 10 percent to a record $104 million. Growth was driven by the addition of television stations WALA and WGGB; along with strong performance from existing stations KCTV in Kansas City, WGCL in Atlanta, and WFSB in Hartford. Retransmission consent fees were also higher.

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Total Company digital advertising revenues grew more than 15 percent to a record high, driven by both recent additions and organic growth. In our National Media Group, digital advertising accounted for about a third of total National Media Group advertising revenues.

As we enter a new calendar year, with an exciting advertising cycle ahead that includes a robust political advertising opportunity, I think it makes sense to step back and review what in fact Meredith Corporation accomplished in calendar 2015.

From a brand-enhancement perspective:

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We strengthened many of our existing media brands and launched some new ones. In our National Media Group, this included rate base expansions for Allrecipes and EatingWell; redesigns of Family Circle and Wood; and the premieres of Eat This!Not That! and Parents Latina.

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In our Local Media Group, we completed the integration of four great television stations, adding more than 30 percent to total Local Media Group revenue. Our station additions also created new duopolies in Phoenix and Springfield - meaningfully strengthening our competitive position. We also improved and expanded local news in these markets, particularly in St. Louis and Mobile.

Second, we added attractive media brands and capabilities to our National Media portfolio through acquisitions and long-term partnerships:

•	We acquired the Shape brand, the leader in the women’s active lifestyle category. We merged Fitness into Shape to create a category-killer, and increased our digital traffic by 50 percent.

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We also acquired the rights to operate Martha Stewart’s media properties, including Martha Stewart Living and mathastewart.com. These actions increased our share of U.S. magazine advertising revenues by 150 basis points.

Third, we continued to drive rapid growth across our digital, mobile, video and social platforms:

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We acquired leading ad technology platform Selectable Media. Its powerful native and engagement-based advertising products provide us with more premium digital advertising inventory, and they are driving CPM growth across our digital business.

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We established a leadership position in digital shopper marketing with our acquisition of Qponix. This technology shows shoppers - particularly those using their mobile phones - where they can buy recipe ingredients right near them, including ingredients on sale. This addition immediately began generating incremental ad revenues for our food portfolio.

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In our Local Media Group, we continued to enhance our digital and mobile destinations, increasing monthly unique visitors by more than 12 percent in calendar 2015. We also launched a new ad tech platform allowing us to sell digital advertising across the entire station group. In its first six months, this change has doubled the amount of revenue we’re delivering locally from programmatic advertising.

Fourth, we diversified our revenue and profit base by growing our non-advertising businesses.

•	Our Local Media Group delivered significant growth in retransmission revenue, and is well-positioned for increased profit contribution as we enter calendar 2016.

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Brand Licensing delivered excellent performance, driven by strong sales of products at Walmart stores across the country. We expanded the Better Homes and Gardens real estate network through our relationship with Realogy and added promising new licensing relationships for our Shape, Allrecipes and EatingWell brands. For the second consecutive year, in calendar 2015, License!Global magazine ranked Meredith as the third-largest brand licensor in the world.

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Meredith Xcelerated Marketing delivered growth in operating profit as the digital marketing agency leveraged its content marketing capabilities on behalf of clients in the automotive, casual dining, consumer packaged goods, managed healthcare, and retail industries.

Finally, it’s important to note the encouraging trends we experienced in core advertising as we ended calendar 2015. Excluding the impact of acquisitions, we finished the December quarter with advertising revenues up year over year in both our National and Local Media businesses - of course excluding political.

Now I’ll turn the conversation over to our Joe Ceryanec, our Chief Financial Officer, for a review of our operating performance in the quarter.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Joe:

Thanks Steve, and good morning everybody. I’ll begin with a look at our National Media Group results.
Fiscal 2016 second quarter revenues increased 10 percent to $267 million. Operating profit grew 29 percent and margins improved by nearly 200 basis points.

Operating profit in our National Media business is generated from a diverse range of business activities, including brand licensing, custom marketing, digital and print magazines, which includes both circulation and advertising.

Advertising is our largest revenue source, and here, too, we continue to diversify. Total advertising revenues grew by more than 15 percent in the quarter, led by equally strong magazine and digital performance. Results were led by the prescription drug, beauty and direct response categories. Digital advertising accounted for a third of total National Media Group advertising revenues.

Circulation revenues increased 12 percent to $66 million, driven by the additions of Martha Stewart Living and Shape magazines. We continued to expand our digital consumer marketing activities, generating more than one-third of magazine subscription acquisitions via digital sources over the last year.

Our consumer engagement continues to be strong. According to the latest Magazine Media 360 Brand Audience Report, Allrecipes has the third-largest audience for all brands measured, and Better Homes and Gardens ranks Number Five. EatingWell, Siempre Mujer and Parents each ranked among the 10 fastest brands in audience growth.

I’ll wrap up the discussion of our National Media Group with an update on our brand licensing business, which is growing both its financial contribution and its product relationships.

During the second quarter, Brand Licensing growth was driven by sales of more than 3,000 SKUs of Better Homes and Gardens licensed products at over 4,000 Walmart stores nationwide along with a strong holiday season performed by the brand’s floral program with FTD. One additional note about our Walmart relationship: We have begun to expand the program internationally, with a modest amount of products now available in Mexico and China and we anticipate further international growth.

The Better Homes and Gardens Real Estate network added additional franchises in the quarter, bringing the number of agents to more than 10,000 across 32 states and Canada.

Finally, we recently announced two new licensing programs:

•	First, Bellisio Foods will create a line of healthy frozen food entrées under our EatingWell brand that will be in national retailers in fall of 2016.

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Second, Apparel Bridge will create a line of women’s clothing under our Shape brand that combines performance with fashion and comfort. The collection has already been picked up by Kohls.com, DicksSportingGoods.com, Equinox gyms and several specialty stores, with more retail placements to come.

•	We’re excited about the strength of our existing licensing programs and the growth potential for new ones.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Now turning to our Local Media Group, our portfolio of 17 owned and operated stations are concentrated in large, fast-growing markets. We operate seven stations in the nation’s top 25 largest markets, and 13 in the nation’s top 50.

Fiscal 2016 second quarter revenues were $140 million and operating profit was $40 million. Results reflect the absence of $29 million of high-margin political advertising, as can be expected in a non-election year.

Non-political advertising revenues were up 8 percent, led by growth in the automotive, retail and furnishings categories. Digital advertising revenues at our TV stations were up nearly 20 percent.

Of particular note, comparable non-political advertising revenues grew more than 10 percent in Kansas City, and were up in the mid-to-high single digits in Atlanta and Hartford.

The combination of strong stations in large markets leads Meredith to consistently outperform the local broadcast industry as a whole. For example, based on the most current TVB data, Meredith stations have delivered organic growth of 3 percent so far in our fiscal 2016 - which is outpacing the industry as a whole by about 2 percentage points.

Other revenues and expenses both increased in the second fiscal quarter, due primarily to growth in retransmission-related revenues we get from MVPDs, and higher programming fees paid to the networks. During the quarter, we renewed retransmission agreements with a couple of MVPDs at attractive rates, and we will begin to see the benefits in calendar 2016 and beyond.

Now turning to corporate:

Our total debt was $799 million at December 31 and our weighted average interest rate was 2.6 percent with $450 million effectively fixed at low rates. This made our overall debt-to-EBITDA ratio as defined in our credit agreements 2.8 to 1 for the trailing 12 months.

We continue to focus on our successful Total Shareholder Return program. As a reminder, key elements include:

•	An annual dividend of $1.83 per share that’s yielding almost 5 percent. We’ve paid dividends for 68 consecutive years and have increased them for 22 years straight.

•	An ongoing share repurchase program with $94 million remaining under current authorizations.

•	Strategic investments to scale the business and increase shareholder value.

As Steve mentioned, we look forward to discussing each of these elements with our Board this coming weekend and options to augment our financial and competitive position.

OUTLOOK

Turning to our outlook:

Based on the delivery of solid results for the first half of our fiscal 2016, and a more favorable outlook for the second half than originally anticipated, we now expect full year fiscal 2016 earnings per share to range from $3.05 to $3.25, excluding special items. This compares to our previous range of $2.90 to $3.25. As a reminder, we are cycling against a record $44 million (or $0.59 per share) in net political advertising revenues recorded by our Local Media Group in fiscal 2015.

As we look more closely at the third quarter of fiscal 2016 compared to the prior-year:

•	Total Company revenues are expected to be up mid-single digits.

•	Total National Media Group revenues are expected to be up slightly.

•	Total Local Media Group revenues are expected to be up low-double digits.

•	We expect fiscal 2016 third quarter earnings per share to range from $0.77 to $0.82, compared to $0.56 in the prior-year period (or $0.71 excluding special items).

With that, I’ll now turn it back to Steve for a few closing comments and then we’ll open it up for questions.

CONCLUSION

Steve:

Thank you very much, Joe.

To conclude, I am pleased with our strong momentum thus far in fiscal 2016. As a reminder, we continue to aggressively pursue the following key strategies:

•	First, growing our existing businesses organically and rapidly expanding our digital and video capabilities.

•	Second, continuing to pursue opportunities to add to our business portfolios.

•	Third, increasing revenues from businesses not dependent on traditional advertising.

•	Fourth, aggressively managing our costs; and

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Finally, as we’ve mentioned a couple of times this morning, continuing to execute our Total Shareholder Return Strategy, as highlighted by (1) our ongoing dividend increases and corresponding very attractive yield; (2) our share repurchases; and (3) seeking accretive acquisitions to grow our already strong free cash flow over time.

With that, we’d be happy to answer any questions you may have.